Exhibit 99.1


                    Sono-Tek Announces Fabric Coating System
                   For Nanostructered Silicon Carbide Polymers

(August 19, 2005 - Milton, NY) Starfire Systems, a developer and manufacturer of high performance, nanostructered silicon carbide products and materials made from patented ceramic-forming liquid polymers, has notified Sono-Tek of their intention to purchase our first fabric coating system. Starfire is being awarded a contract from NYSERDA to develop a solventless coating of fabrics with pre-ceramic polymer resin and slurry mixtures. Solventless coating of glass fabrics is important to Starfire's market development of fire resistant coatings for fire barrier fabrics that are cheaper and lighter weight than conventional multi-layer fire barriers. The application of pre-ceramic coatings to glass fibers prolongs their life by reflecting heat and by encapsulating the fibers, preventing the fabrics from transmitting heat by fusion.

The coating of fabrics with slurries is also important to the production of high temperature composites used in friction materials such as automotive brakes, electronics, and aerospace products. The fillers in the slurries enhance performance by elevating the use temperature, increasing friction and reducing wear, and improving mechanical properties. It is important to be able to coat the fabrics without the traditional use of solvents that pollute, reduce safety, and increase cost, while providing excellent coated fabric uniformity. Sono-Tek's ultrasonic Widetrack Coating System, used in other industrial coating processes, is being evaluated with high expectations of success based on earlier laboratory trials.

For further information, contact Dr. Christopher L. Coccio, President and CEO at 845-795-2020, or visit our website at http://www.sono-tek.com

Sono-Tek Corporation (OTC Bulletin Board: SOTK) is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.